Exhibit 10.1
OPTION AGREEMENT
FIRST DATA CORPORATION
2015 OMNIBUS INCENTIVE PLAN
Subject to the terms of the First Data Corporation 2015 Omnibus Incentive Plan (Plan), First Data Corporation (First Data) and the Participant (you) agree as follows:
1.    Definitions. Whenever the following terms are used in this Option Agreement (Agreement), they have the meanings below. Capitalized terms that are not defined in this Agreement have the meanings defined in the Plan.
1.1    Exercise Price. The term Exercise Price means the exercise price on your Grant Notice.
1.2    Grant Date. The term Grant Date means the date on your Grant Notice.
1.3    Option Period. The term “Option Period” means the period beginning on the Grant Date and ending on the 10th anniversary of the Grant Date.
1.4    Grant Notice. The term “Grant Notice” means the document attached as Exhibit A to this Agreement.
2.    Grant of Options. First Data grants to you the right and option to purchase all or any part of the aggregate number of shares of Common Stock subject to the options on your Grant Notice (the Options, with each Option representing the right to purchase one share of Common Stock), at an Exercise Price per share on your Grant Notice.
3.    Vesting. The Options will vest as follows:
3.1    Continuous Employment. As long as you have not experienced a Termination before each applicable vesting date, one-third of the Options will vest and become exercisable on the first anniversary of the Grant Date, one-third of the Options will vest and become exercisable on the second anniversary of the Grant Date and the remaining one-third of the Options will vest and become exercisable on the third anniversary of the Grant Date (each anniversary, a Vesting Date). Upon vesting, the Options will be rounded down to the nearest whole Option.
3.2    Termination. In the event of your Termination before the last Vesting Date, you will forfeit any unvested Options for no consideration. However, if your Termination occurs because of your Disability or death, any outstanding Options will become fully vested and exercisable upon your Termination.
4.    Exercise of Options after Termination. The terms of Section 7(c)(2) of the Plan are incorporated into this Agreement by this reference and made a part of this Agreement, except that if your Termination occurs because of your Disability or death, your vested Options will remain exercisable for three years after your Termination (but in no event beyond the expiration of the Option Period).
5.    Method of Exercising Options. You may exercise all or any portion of the vested Options by delivering notice of the number of shares that are being exercised together with full payment of the Exercise Price for the portion of the Options being exercised. The notice must be in writing to either First Data or a third-party administrator engaged by First Data. Payment of the Exercise Price may be made using the methods described in Section 7(d)(1) or Section 7(d)(2)(C) of the Plan.
6.    Issuance of Shares. Following the exercise of all or any portion of the Options, as promptly as practical after receipt of full payment of the Exercise Price and any required taxes, First Data will issue or transfer to you the number of shares of Common Stock for which the Option has been exercised, and either (1) deliver to you a certificate or certificates for the shares registered in your name, (2) cause the shares to be registered in book-entry form on First Data’s stock register, or (3) cause the shares to be credited to your account at a third-party administrator.
7.    Non-Transferability. You may not transfer the Options except as permitted under Section 14(b) of the Plan.

8.    Confidential Information; Non-Compete; Non-Solicit; Clawback/Forfeiture.
8.1    In consideration of First Data granting you the Options, you agree that you will not directly or indirectly:
8.1.1    at any time during or after your Termination, use, disclose or disseminate any Confidential Information or Trade Secrets about the business of First Data or any Affiliate. These obligations do not apply to any Confidential Information or Trade Secret that has become generally known to competitors of First Data or any Affiliate through no act or omission of yours. Nothing in this Agreement prohibits or impedes you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a Governmental Entity) concerning possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, as long as in each case the communications and disclosures are consistent with applicable law. You are not authorized to disclose any information covered by First Data’s or any Affiliate’s attorney-client privilege or attorney work product or Trade Secrets without the written consent of the Board or its designee;
8.1.2    at any time during your service with First Data or any Affiliate and for a period of two years following Termination, act as a proprietor, investor, director, officer, employee, stockholder, consultant or partner in any business that directly or indirectly competes, at the relevant determination date, with First Data’s business or any Affiliate’s business in any geographic area where First Data or any Affiliate manufactures, produces, sells, leases, rents, licenses or otherwise provides products or services. This section does not restrict you from investing in publicly-available mutual funds or exchange-traded funds; and
8.1.3    at any time during your service with First Data or any Affiliate and for a period of two years following Termination, (A) solicit customers or clients of First Data or any Affiliate to terminate their relationship with First Data or any Affiliate or solicit those customers or clients to compete with any business of First Data or any Affiliate or (B) solicit or offer employment to any person who is, or has been at any time during the 12 months before the Termination, employed by First Data or any Affiliate.
8.2    If you are bound by any other agreement with First Data or any Affiliate regarding the use, dissemination or disclosure of Confidential Information or Trade Secrets, the terms of this Agreement will be read in such a way as to further restrict and not to permit any more extensive use, dissemination or disclosure of Confidential Information or Trade Secrets.
8.3    If a court holds that the restrictions stated in Section 8 are unreasonable or otherwise unenforceable, the maximum period, scope or geographic area determined to be reasonable by the court will be substituted for the stated period, scope or area. Because your services are unique and because you have had access to Confidential Information and/or Trade Secrets, money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, First Data may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of this Agreement.
8.4    If you have engaged in or engage in any Detrimental Activity, then the Committee may take any action permitted under the Plan, including: (1) canceling the Options; or (2) requiring that you forfeit any gain realized on the exercise of the Options or the sale of any shares received upon exercise of the Options and repay that gain to First Data. In addition, if you receive any amount greater than what you should have received under the terms of this Agreement for any reason, then you must repay any excess amount to First Data. The Options will be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law.
9.    No Rights as Stockholder. Neither you nor any Permitted Transferee of the Options will have any rights as a stockholder with respect to any share of Common Stock underlying an Option until you have become the holder of record or the beneficial owner of the share. Further, no adjustment will be made for dividends or distributions or other rights for any share of Common Stock for which the record date is before the date that you become the holder of record or the beneficial owner of the share.
10.    Tax Withholding. This Award will be subject to all applicable taxes as provided in Section 14(d) of the Plan.

11.    Notice. Every notice or other communication relating to this Agreement between First Data and you must be in writing. All notices and communications between you and any third-party plan administrator must be mailed, delivered, transmitted or sent according to that third-party plan administrator’s procedures.
12.    Binding Effect. This Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators and successors of the parties to this Agreement.
13.    Waiver and Amendments. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, this Agreement, prospectively or retroactively, except that your consent will be required for any waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect your rights. No waiver by either of the parties to this Agreement of their rights will constitute a waiver of any subsequent occurrences or transactions unless the waiver specifically states that it is to be construed as a continuing waiver. The Committee’s rights under this Section 13 may be subject to stockholder approval as required under Section 13(b) of the Plan.
14.    Governing Law; Forum. This Agreement will be construed and interpreted under the State of Delaware, without regard to the principles of conflicts of law. If any controversy among the parties arises out of, or relates to, this Agreement, you and First Data agree and consent to the exclusive jurisdiction and venue of the state and federal courts of New Castle County in the State of Delaware.
15.    Plan. The terms of the Plan are incorporated into this Agreement and made a part of this Agreement. In the event of a conflict or inconsistency between the terms of the Plan and this Agreement, the Plan will control. You acknowledge that a copy of the Plan (which is publicly-filed) has been made available to you, as well as a prospectus describing the terms of the Plan.
16.    Imposition of Other Requirements. First Data may impose any other requirements on your participation in the Plan, on the Options granted under this Agreement and on any shares acquired under the Plan, if First Data determines it is necessary or advisable for legal or administrative reasons. First Data may also require you to sign any additional agreements that may be necessary to accomplish the foregoing.
17.    Entire Agreement. The information on your Grant Notice, this Agreement and the Plan constitute the entire understanding between you and First Data regarding the Options granted under this Agreement.

EXHIBIT A - GRANT NOTICE
FOR OPTION AGREEMENT

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Name:            [Name] (you)
ID:            [Employment ID]
Grant Date:        [Date]
Number of Options:    [Amount]
Exercise Price:         [Price]

Acknowledgement and Acceptance

By signing below, you acknowledge that the Award reflected in this Grant Notice is governed by the Plan and the Option Agreement terms and conditions, which you have received with this notice. You also accept the grant of the above award under its terms and conditions.

ACCEPTED BY:

___________________________
Signature

___________________________
Date